Exhibit 10.41

AMENDMENT
to the
CATALENT PHARMA SOLUTIONS, INC.
DEFERRED COMPENSATION PLAN
(As Effective April 10, 2007, Amended Effective December 29, 2008, July 24, 2009, and December 22, 2009, and Amended and Restated and Re-named Effective January 1, 2016)

WITNESSETH:

WHEREAS, Catalent Pharma Solutions, Inc. (the “Company”) established the Catalent Pharma Solutions, LLC Deferred Compensation Plan, effective as of April 10, 2007 (the “CPS LLC Plan”);

WHEREAS, the CPS LLC Plan was subsequently amended on December 29, 2008, July 24, 2009, and December 22, 2009;

WHEREAS, with the approval of the Compensation Committee of the Board of Directors of Catalent, Inc., a public parent company of the Company, the Company amended, restated, and re-named the CPS LLC Plan, to be thereafter known as the Catalent Pharma Solutions, Inc. Deferred Compensation Plan (the “Plan”), effective January 1, 2016;

WHEREAS, the Company desires to amend the Plan to clarify and add certain provisions; and

WHEREAS, pursuant to Section 10.2 of the Plan, the Company may amend the Plan at any time and for any reason, provided that any such amendment shall not adversely affect the rights to which a Participant (as that term is defined in the Plan) is entitled as of the date of any such amendment.

NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2017, as follows:

1.	The Table of Contents on the page immediately following the cover page of the Plan is deleted in its entirety.

2.	Section 2.16 of the Plan is amended by deleting the following:

“Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Employees may defer up to 100% of restricted stock units and performance share units and up to 80% of base salary and other types of Compensation for a Plan Year, and Directors may defer 0% or 100% of restricted stock units and up to 100% of cash Director fees.”

3.	Section 2.34 of the Plan is amended in its entirety to read as follows:
“2016 Account. 2016 Account means all amounts credited to the Plan on behalf of a Participant that were deferred under Compensation Deferral Agreements that first took effect on or after January 1, 2016 or that were attributable to periods that began on or after January 1, 2016 and before December 31, 2016.”

4.	The following new definition is added to the Plan and subsequent provisions are renumbered accordingly:

“Post-2016 Account. Post-2016 Account means all amounts credited to the Plan on behalf of a Participant that were deferred under Compensation Deferral Agreements that first took effect on or after January 1, 2017 or that were attributable to periods that began on or after January 1, 2017.”

5.	The following new definition is added to the Plan and subsequent provisions are renumbered accordingly:

“Period of Service. Period of Service means the continuous period of the Participant’s employment with an Employer up to the date of Separation from Service, and also includes any prior period of the Participant’s employment with an Employer separated by: (i) any break in the Participant’s employment with an Employer as a result of a leave of absence authorized by an Employer or by law; and (ii) any break in the Participant’s employment with an Employer not authorized by an Employer or by law lasting twelve (12) months or less. For purposes of converting Periods of Service to years for Retirement eligibility, each 12 months in the Period of Service equals one year. Remaining months that do not aggregate to a year are also taken into account for purposes of determining Retirement eligibility.”

6.	Section 2.39 of the Plan is amended in its entirety to read as follows:

“Retirement. In connection with a Participant’s Post-2016 Account, Retirement means: (i) with respect to a Participant who is an Employee, Separation from Service initiated by the Participant that occurs on or after the date on which the sum of the Participant’s age and Period of Service equals sixty-five (65) years, so long as the Participant is at least fifty-five (55) years old and provides at least six (6) months’ notice of his or her intention to retire; and (ii) with respect to a Participant who is a Director but not an Employee, Separation from Service. For purposes of determining whether the sum of a Participant’s age and Years of Service equals sixty-five (65) years, months in excess of whole years will be aggregated. For example, a Participant who, as of the date of his Separation from Service, is age 59 and 11 months and has completed a Period of Service equal to five years and two months will be considered to have a combined age and Period of Service equal to 65 years and one month. In connection with a Participant’s 2016 Account, Retirement means: (i) with respect to a Participant who is an Employee, Separation from Service that occurs on or after the date on which the sum of the Participant’s age and Period of Service (calculated in months) equals sixty-five (65) years; and (ii) with respect to a Participant who is a Director but not an Employee, Separation from Service. In connection with a Participant’s Pre-2016 Account, Retirement means: (i) with respect to a Participant who is an Employee, Separation from Service after attainment of age 65; and (ii) with respect to a Participant who is a Director but not an Employee, Separation from Service.”

7.    Section 4.1(a) of the Plan is amended in its entirety to read as follows:

“(a)
A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee as further described below in this paragraph (a), but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed during the enrollment periods established by the Committee with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Participant may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(i)	Subject to Section 4.2, a Participant, other than a non-employee Director, may elect to defer up to 80% of base salary for services rendered in the next following Plan Year.

(ii)
Subject to Section 4.2, a Participant, other than a non-employee Director, may elect to defer up to 80% of his or her Management Incentive Plan (“MIP”) annual bonus for services rendered in the fiscal year commencing on July 1 of the current Plan Year and ending on June 30 of the next following Plan Year.

(iii)	Subject to Section 4.2, a Participant, other than a non-employee Director, may elect to defer up to 80% of quarterly sales commissions for sales occurring in the next following Plan Year.

(iv)
Subject to Section 4.2, a Participant, other than a non-employee Director, may elect to defer either 0% or 100% of the restricted stock units (“RSUs”) granted under the Catalent, Inc. 2014 Omnibus Incentive Plan (the “OIP”); provided, only RSUs granted under the OIP subject to a three-year vesting schedule are eligible for deferral under this Plan.

(v)
Subject to Section 4.2, a Participant, other than a non-employee Director, may elect to defer either 0% or 100% of performance share units (“PSUs”) awarded under the OIP (the “PSU Award”); provided, only PSU Awards granted under the OIP and subject to a three-year performance period are eligible for deferral under this Plan. A Participant’s election to defer PSUs under this paragraph shall have no impact on the value of his or her PSU Award, which is governed by Section 11 of the OIP, as in effect from time to time.

(vi)	Subject to Section 4.2, a Participant who is a non-employee Director may elect to defer up to 100% of meeting and retainer fees for services rendered in the next following Plan Year.

(vii)
Subject to Section 4.2, a Participant who is a non-employee Director may elect to defer either 0% or 100% of RSUs granted under the OIP; provided, only RSUs granted under the OIP subject to a one-year vesting schedule are eligible for deferral under this Plan.”

8.    Section 5.1 of the Plan is amended in its entirety to read as follows:

“Discretionary Company Contributions. The Committee, in its discretion for any year, shall credit Company Contributions with respect to the Deferrals made by Participants who are Employees.  Such Company Contributions shall be equal to fifty percent of the amount of Deferrals for the year on Compensation up to six percent of the Participant’s Compensation. Any such Company Contributions made with respect to a Participant’s post-2016 Account shall be allocated to the Participant’s Primary Retirement/Termination Account.”

9.    Section 6.1 of the Plan is amended to change the underlined heading to read as follows:

“Distributions of 2016 and Post-2016 Accounts.”

10.    Section 6.2 of the Plan is amended in its entirety to read as follows:

“Distribution of Pre-2016 Accounts due to Retirement or Termination. The balance of a Participant’s Pre-2016 Account shall be distributed upon the Participant’s Separation from Service due to Retirement or Termination, based on the value of that Account as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine. Payment will be made or begin on the 15th day of the month following the month in which the six-month anniversary of the Participant’s Separation from Service due to Retirement or Termination occurs, in a single lump sum payment or, if elected by the Participant during his or her initial enrollment in the Plan for the period ending on December 31, 2015 pursuant to the terms of Plan then in effect, or in accordance with Article VII, in substantially equal annual installments over a period of five or ten years, as elected by the Participant.”

11.    Section 6.3 of the Plan is amended in its entirety to read as follows:

“Distribution Rules Applicable to Both Pre-2016 Accounts, 2016 Accounts and Post 2016 Accounts. Notwithstanding anything to the contrary in this Article, distribution of a Participant's Pre-2016 Account, 2016 Account and Post-2016 Account shall be distributed in accordance with the following:

(a)
Disability. Upon the Participant's becoming Disabled the Participant shall receive a distribution of all of his or her Accounts, based on the value of such Accounts as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine, in a single lump sum. Payment will be made or begin no later than the later of (i) December 31 of the year in which the Participant is determined to be Disabled, or (ii) ninety (90) days following the date of the Participant's disability.

(b)
Unforeseeable Emergency. Upon the occurrence of an Unforeseeable Emergency, a Participant may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the Participant's Pre-2016 Account until depleted, and then from the Participant's 2016 Account and Post- 2016 Account on a pro rata basis from the vested portion of each of the Participant's Retirement/Termination Accounts until depleted and then pro rata from the vested portion of each of the Participant's Specified Date Accounts. Emergency payments shall be paid in a single lump sum as soon as administratively practicable following the date the payment is approved by the Committee.

(c)
Change of Control. Notwithstanding anything to the contrary in this Section 6.1, the remaining balance of all of a Participant's Accounts will be distributed in a single lump sum payment if the Participant Separates from Service within 24 months following a Change of Control. Payment of 2016 and Post-2016 Accounts will be made on the 15th day of the month following the month in which the six-month anniversary of the Participant's Separation from Service occurs, based on the value of that Account(s) as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine. Payment of Pre-2016 Accounts will be on the first regular payment processing date after the termination of the Participant's employment or service, as applicable, unless a longer delay is required by applicable law, in which event the lump sum shall be paid as soon as is permitted by applicable law, with the amount based on the value of that Account as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine.

(d)
Small Account Balances. Notwithstanding anything to the contrary in this Article VI, the Committee shall pay the value of the Participant's Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant's interest in the Plan. Further, the Committee may, in its discretion, direct a single lump sum payment of all of a Participant's Account at any time, if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant's interest in the Plan and all plans and arrangements which are required to be aggregated with the Plan under Treas. Reg. § 1.409A-1(c)(2).

(e)
Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. Earnings shall continue to be credited to a Participant's Accounts during the installment period. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date disregarding any portion thereof consisting of units of Company Stock and (b) equals the remaining number of installment payments. For purposes of Article VII, each installment payment will be treated as a separate payment.

(f)
Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant's Accounts be paid to an "alternate payee," any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

(g)
Death (2016 Account and Post-2016 Account). With respect to a Participant’s 2016 Account and Post-2016 Account, upon the Participant’s death, his or her designated Beneficiary(ies) shall receive a distribution of all such Accounts, based on the value of such Accounts as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine, in a single lump sum. Payment will be made or begin no later than the later of (i) December 31 of the year in which the Participant’s death occurs, or (ii) ninety (90) days following the date of the Participant’s death.

(h)	Death (Pre-2016 Accounts).
Death After the Commencement of Benefits. Upon the Participant's death after the commencement of the distribution of the Participant's Pre-2016 Account, his or her designated Beneficiary(ies) shall receive the remaining distributions of the Pre-2016 Account due under the Plan in accordance with the distribution method in effect at the time of the Participant's death.
Death Prior to the Commencement of Benefits. Upon the Participant's death prior to the commencement of the distribution of the Participant's Pre-2016 Account, his or her designated Beneficiary(ies) shall receive a distribution of all of his or her Pre-2016 Account, based on the value of such Account as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine, in a single lump sum. Notwithstanding the forgoing, the Participant's designated Beneficiaries shall receive distributions of the Participant's Pre-2016

Account in annual installments as elected by the Participant during his or her initial enrollment in the Plan. Payment of the Pre-2016 Account in a lump sum or annual installments will be made or begin no later than the later of (i) December 31 of the year in which the Participant's death occurs, or (ii) ninety (90) days following the date of the Participant's death.”

12.    Section 7.1 of the Plan is amended in its entirety to read as follows:
“Participant’s Right to Modify. A Participant may modify any or all of the alternative
Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan for the applicable Account, provided such modification complies with the requirements of this Article VII. For purposes of clarity, the Payment Schedule applicable to a Pre-2016 Account may be modified only to elect a different Payment Schedule available for a Pre-2016 Account. The permissible Payment Schedule for pre-retirement death benefit elections is the Payment Schedule available for 2016 and Post-2016 Retirement/Termination Accounts.”

IN WITNESS WHEREOF, the Company has caused this Amendment to the Catalent Pharma Solutions, Inc. Deferred Compensation Plan, to be executed by its duly authorized representative as of the date written below.

CATALENT PHARMA SOLUTIONS, INC.

By: /s/Joseph Beninati
Print Name: Joseph Beninati
Title: Vice President, HR-Total Rewards
Date: 12-8-16